Exhibit 5.4

February 11, 2022

Par Pacific Holdings, Inc.

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to McChord Pipeline Co., a Washington corporation (“McChord”), and USOT WA, LLC, a Washington limited liability company (“USOT,” and together with McChord, the “Washington Subsidiaries”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), and the other entities included in the Table of Additional Registrants set forth in the Registration Statement (including the Washington Subsidiaries), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), for the registration and sale from time to time of: (a) Debt Securities; (b) Common Stock, par value $0.01 per share; (c) Preferred Stock, par value $0.01 per share; (d) Depositary Shares; (e) Warrants; (f) Subscription Rights; (g) Purchase Contracts; (h) Units; and (i) Guarantees of Non-Convertible Debt Securities (the “Guarantees,” and together with the securities described in clauses (a)—(h), the “Securities”). Our role in connection with the Registration Statement has been limited to rendering the opinions set forth in this letter.

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Washington Subsidiaries as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

1. Articles of Incorporation of McChord as certified on February 9, 2022 by the Washington Secretary of State (the “Secretary of State”);

2. The Amended and Restated Bylaws of McChord, as certified by an officer of McChord to be a true and complete copy of such Bylaws as of the date hereof;

3. A Certificate of Existence for McChord, issued by the Secretary of State, dated February 9, 2022 (the “McChord Certificate of Existence”);

4. The Certificate of Formation of USOT as certified on February 9, 2022 by the Secretary of State;

5. The Amended and Restated Limited Liability Agreement of USOT (“LLC Agreement”), as certified by an officer of USOT to be a true and complete copy of such LLC Agreement as of the date hereof;

6. A Certificate of Existence for USOT, issued by the Secretary of State, dated February 9, 2022 (the “USOT Certificate of Existence,” and together with the McChord Certificate of Existence, the “Certificates of Existence”);

7. The form of Senior Indenture set forth as Exhibit 4.10 of the Registration Statement (the “Senior Indenture”); and

8. The form of Subordinated Indenture set forth as Exhibit 4.11 of the Registration Statement (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”).

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers/representatives of the Washington Subsidiaries.

For purposes of the opinions set forth below, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have also assumed, for purposes of the opinion set forth in paragraph 3 below, that in connection with the offer and sale of any Guarantees: (a) the Registration Statement and any amendments or prospectus supplements relating thereto shall have become and be effective under the Securities Act; and (b) a prospectus supplement describing the offered Guarantees pursuant to the Registration Statement, to the extent required by applicable law and the Rules, will be timely filed with the Commission.

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

1. McChord is validly existing as a corporation under the laws of the State of Washington and has the corporate power and authority to guarantee the Debt Securities that may be issued pursuant to the terms of the Senior Indenture and the Subordinated Indenture.

2. USOT is validly existing as a limited liability company under the laws of the State of Washington and has the limited liability company power and authority to guarantee the Debt Securities that may be issued pursuant to the terms of the Senior Indenture and the Subordinated Indenture.

3. When (a) the specific terms of the Debt Securities, and the issuance and sale thereof, have been duly authorized by the board of directors of the Company (“Company Board”), a duly constituted and acting committee thereof, or the officers of the Company who have been authorized by the Company Board or such committee, and (b) the specific terms of the Guarantee relating to such Debt Securities to be issued by a Washington Subsidiary, including any supplemental indenture or other instrument evidencing such Guarantee have been duly authorized by the board of directors or equivalent governing body of each Washington Subsidiary (“Subsidiary Board”), a duly constituted and acting committee thereof, or the officers of such Washington Subsidiary who have been authorized by the applicable Subsidiary Board or such committee, such Guarantee will have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Washington Subsidiary.

In rendering the opinions set forth in paragraphs 1 and 2 above with respect to valid existence of the Washington Subsidiaries, we have relied solely upon and such opinions are as of the date of the Certificates of Existence.

For purposes of expressing the opinions herein, we have examined the laws of the State of Washington and our opinions are limited to such laws.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

Porter Hedges LLP may rely on the opinions expressed herein as if this opinion were addressed directly to it. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm under the caption “Legal Matters” in the prospectus or any prospectus supplement which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules of the SEC promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the Rules.

Very truly yours,

/s/ PERKINS COIE LLP